Exhibit 10.33.2

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (the “Amendment”), dated March 20, 2014 for references purposes only, is made and entered into by and between Nassau Land Company, L.P., a California limited partnership (the “Landlord”), and Resonant, Inc., a Delaware corporation (the “Tenant”), with reference to the following facts:

RECITALS:

A.                                    Landlord is the owner of the real property and improvements consisting of approximately 26,639 square feet of leasable space located in the Castilian Technical Center situated at 110 Castilian Drive, Goleta, California (the “Building”).

B.                                    Landlord and Tenant entered into a Multi-Tenant Industrial Lease dated August 9, 2013 (the “Original Lease”), whereby Landlord leased to Tenant, and Tenant leased from Landlord, approximately 3,608 square feet of leasable space located within the Project and commonly known as 110 Castilian Drive, Suite 100, Goleta, California (the “Original Premises”).

C.                                    Landlord and Tenant wish to amend the leased Premises to include the space adjacent to the Original Premises commonly known as Suite 103 located in the Building consisting of approximately 1,916 leasable square feet (the “Expansion Premises”), and to address other matters, including, without limitation, changes to the amount of Rent.

E.                                     The current Term of the Lease shall expire June 30, 2017.

F.                                      The parties have agreed to execute this Amendment in order to memorialize their understandings regarding certain amendments to the Lease.

G.                                    All capitalized terms that appear in this Amendment and are not defined herein shall have the meaning ascribed thereto in the Lease.

AGREEMENTS:

NOW THEREFORE, the parties hereto, intended to be legally bound, do hereby agree and further amend the Lease as follows:

1.                                      AMENDMENTS TO LEASE.  Notwithstanding any other provisions of the Lease to the contrary, effective as of the date set forth above, the Lease is hereby amended as follows:

1.1                               Delivery Date.  Landlord shall deliver the Expansion Premises to Tenant, vacant and ready for any Tenant improvement work, on July 1, 2014 (the “Delivery Date”).

1.2                               Premises.  Effective as of the Delivery Date, the Expansion Premises shall be part of the Premises under this Lease, so that the term “Premises” in this Lease shall refer to the Current Premises plus the Expansion Premises, as outlined in the Site Plan attached as Exhibit A to this Amendment, and the leased Premises shall consist of a total of 5,524 leasable square feet.

1.3                               Lease Term.  The Term of the Lease shall be extended to three (3) years and one (1) month from July 1, 2014 (the “Extended Period”).  The last day of the Extended Period shall be July 31, 2017.

1.4                               Rent.

(a)                                 Minimum Monthly Rent.  Effective August 1, 2014, the Minimum Monthly Rent shall be the sum of $1.50 square foot per month payable in equal monthly installments of $8,286.00 (NNN).

(b)                                 Adjustments to Minimum Monthly Rent.  To be made at one (1)-year intervals in accordance with the provisions of the Original Lease.    The Adjustment Dates shall be March 1, 2015 and on the first (1st) day of March every year thereafter.

1.5                               Operating Expenses.  Effective August 1, 2014, Tenant’s proportionate share of the Building Operating Expenses shall be twenty and seventy-four hundredths percent (20.74%) and Tenant’s proportionate share of the Project Operating Expenses shall be eight and sixty-two hundredths percent (8.62%).

1.6                               Security Deposit.  Effective on the Delivery Date, Tenant’s Security Deposit shall be increased by $2,874.00 to $10,487.00.

1.7                               Preparation of the Expansion Premises.  The Expansion Premises shall be leased to Tenant in its “as-is” condition, except that Landlord shall, at its sole cost and expense prior to the Delivery Date: (i) paint and install new light fixtures in the first (1st) floor restrooms using Landlords standard choice of materials;  and (ii) provide Tenant with an additional one-time tenant improvement allowance (the “Additional Allowance”), under the same terms and conditions set forth in Exhibit B to the Original Lease, in an amount not to exceed $20 per square foot of the Expansion Premises ($38,320.00) to be used for interior improvements. Tenant Improvements shall be consistent and similar to the scope of the existing improvements in the Current Premises.  If Tenant does not utilize the Additional Allowance by June 30, 2015, the Additional Allowance shall become null and void and Tenant shall forever lose its right to utilize said allowance.

1.8                               Parking.  Effective on the Delivery Date, Tenant shall have the right to the non-exclusive use of the common area parking lot of six (6) additional spaces at no charge to Tenant during the Extended Period and any Option Term.

2.                                      MISCELLANEOUS.

2.1                               In the event of any conflict between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall control.

2.2                               This Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior contemporaneous oral and written agreements and discussions with respect to the subject matter hereof.

2.3                               Landlord and Tenant represent and warrant that all signatories hereto signing in a representative capacity have been duly authorized by and on behalf of their respective principals to execute this Amendment.

AGREED THIS 18th day of April 2014.

LANDLORD:		TENANT:

NASSAU LAND COMPANY, L.P.		RESONANT INC.,
a California limited partnership		a Delaware corporation

By: Michael Towbes Construction &
Development, Inc., a California corporation
Its: General Partner

By:	/s/ [ILLEGIBLE]	By:	/s/ Dan Christopher

Its:	Vice President	Its:	VP & General Counsel